                                                               EXHIBIT 4(a)(iii)

                       AMENDED AND RESTATED LOAN AGREEMENT

         THIS AMENDED AND RESTATED LOAN AGREEMENT, dated as of June 2, 2000, is made by and between ONEIDA LTD., a New York business corporation with an address at 163 Kenwood Avenue, Oneida, New York 13421 ("Borrower"") and ALLIANCE BANK, N.A., a national banking association with an address at 160 Main Street, Oneida, New York 13421 (the "Bank").

         In consideration of the mutual covenants and agreements contained herein, Borrower and the Bank agree as follows:

                                    SECTION 1

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:


"Adjusted LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

"Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

"Agreement" means this Agreement dated as of June 2, 2000 between Borrower and the Bank.

"Applicable Margin" means for any day the Applicable Margin (expressed in terms of basis points (bps)) as determined according to the applicable level ("Level") as indicated by the following grid, with such Level to be determined on the basis of the Consolidated Leverage Ratio of Borrower and its consolidated Subsidiaries as of the last day of each Fiscal Quarter of the Borrower as reflected on the financial statements for such Fiscal Quarter delivered by the Borrower pursuant to Section 5.01(b):

--------------------------- ------------ ------------ ------------ -------------
                            Level 1      Level 2      Level 3      Level 4
--------------------------- ------------ ------------ ------------ -------------
Consolidated Leverage       <=2.0        <=2.5        <=3.0        > 3.0
Ratio
--------------------------- ------------ ------------ ------------ -------------
Eurodollar Margin (bps)     110.0        130.0        150.0        170.0
--------------------------- ------------ ------------ ------------ -------------

provided that (i) during the period from the Closing Date through and including the date on which Borrower delivers the financial statements under Section 5.01(b) for the Fiscal Quarter ending July 29, 2000, the Applicable Margin shall be based on Level 2, and (ii) if the Borrower shall have failed to deliver the financial statements required by Section 5.01(b) when due (without giving effect to any grace period or notice requirement) or there shall have occurred an Event of Default which has not been waived by the Bank, the Applicable Margin shall immediately be adjusted to Level 6 until such time delivery of such financial statements shall have been made or the Event of Default shall have been cured or waived, as the case may be. Each change in the Applicable Margin shall be effective on the first Business Day following delivery of the most recent financial statements pursuant to Section 5.01(b) subject to the proviso set forth in the preceding sentence.

"Bank" shall mean and refer to Alliance Bank, N.A. and its successors and assigns.

"Board" means the Board of Governors of the Federal Reserve System of the United States of America.

"Borrower" means Oneida Ltd., a New York corporation.

"Borrowing" shall have the meaning set forth in Section 2.01(c) of this Agreement.

"Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

"Business Combination" means a reorganization, merger, consolidation or other transaction involving a combination of Borrower with another Person accomplished in any manner.

"Capital Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

"Change in Control" means a change in control of the Borrower of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, whether or not the Borrower is then subject to such reporting requirement; provided however, that, anything in this Agreement to the contrary notwithstanding, a Change in Control shall be deemed to have occurred if:

         (a) any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity or person, or any syndicate or group deemed to be a person under Section 14(d)(2) of the Exchange Act is or becomes the "beneficial owner" (as defined in Rule 13d-3 of the General Rules and Regulations under the Exchange Act), directly or indirectly, of securities of the Borrower representing 20% or more of the combined voting power of the Borrower's then outstanding securities entitled to vote in the election of directors of the Borrower'

         (b) during any period of two consecutive years (not including any period prior to the Effective Date), individuals who at the beginning of such period constituted the Borrower's Board of Directors and any new directors, whose election by the Board or nomination for election by the Borrower's stockholders was approved by a vote of at least three-fourths of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved cease for any reason to constitute a majority thereof;

         (c) there occurs a Business Combination with respect to which the stockholders of the Borrower immediately prior to such transaction do not immediately after such transaction, own directly or indirectly more than 50% of the combined voting power of the Borrower or other Person resulting from such Business Combination in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the voting securities of the Borrower;

         (d) all or substantially all of the assets of the Borrower are sold, liquidated or distributed; or

         (e) there occurs a transaction that constitutes a change in the (i) ownership of the Borrower, (ii) effective Control of the Borrower or (iii) effective ownership of a substantial portion of the assets of the Borrower, as determined pursuant to Code Section 280G and the regulations promulgated thereunder.

"Change in Law" means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by the Bank with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

"Closing Date" means the date of the Note.

"Code" means the Internal Revenue Code of 1986, as amended from time to time.

"Consolidated EBITDA" means, for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, (c) depreciation and amortization expense, and (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, all as determined on a consolidated basis; provided that
(y) in determining Consolidated EBITDA of Borrower and its consolidated Subsidiaries for any period that includes the Fiscal Quarter ending October 30, 1999, there shall also be added to Consolidated Net Income the sum of $8,500,000, representing pre-tax extraordinary and non-recurring charges incurred in such quarter, and (z) for purposes of calculating Consolidated EBITDA of the Borrower and its Subsidiaries for any period, the Consolidated EBITDA of any Person acquired by the Borrower or its Subsidiaries during such period shall be included on a pro forma basis for such period (assuming the consummation of each such acquisition and the incurrence or assumption of any Indebtedness in connection therewith occurred on the first day of such period) if the consolidated balance sheet of such acquired Person and its consolidated Subsidiaries as at the end of the period preceding the acquisition of such Person and the related consolidated statements of income and stockholders' equity and of cash flows for the period in respect of which Consolidated EBITDA is to be calculated (i) have been provided to the Bank and (ii) either (A) have been reported on without a qualification arising out of the scope of the audit by independent certified public accountants of nationally recognized standing or
(B) have been found acceptable by the Bank.

Consolidated Interest Coverage Ratio" means, as at the last day of any period of four consecutive Fiscal Quarters, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

"Consolidated Interest Expense" means, for any period, total interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries, as determined in accordance with GAAP.

"Consolidated Leverage Ratio" means, as at the last day of any period of four consecutive Fiscal Quarters, the ratio of (a) Consolidated Total Debt on such date to (b) Consolidated EBITDA for such period.

"Consolidated Net Income" means, for any period, the gross revenues of the Borrower and its Subsidiaries for such period less all expenses and other proper charges (including taxes on income), determined on a consolidated basis in accordance with GAAP after eliminating earnings or losses attributable to outstanding minority interests, but excluding in any event:

         (a) (i) any gains or losses on the sale or other disposition of investments and (ii) any gains or losses on the sale or other disposition of plant, property and equipment which gains or losses exceed, in the aggregate, $100,000 during any Fiscal Year and any taxes on such excluded gains and any tax deductions or credits on account of any such excluded losses;

         (b) the proceeds of any life insurance policy;

         (c) net earnings and losses of any Subsidiary accrued prior to the date it became a Subsidiary, except to the extent permitted to be included in Consolidated EBITDA pursuant to clause (z) of the definition of Consolidated EBITDA set forth above;

         (d) net earnings and losses of any Person (other than a Subsidiary), substantially all the assets of which have been acquired in any manner by the Borrower or any Subsidiary, realized by such Person prior to the date of such acquisition, except to the extent permitted to be included in Consolidated EBITDA pursuant to clause (z) of the definition of Consolidated EBITDA set forth above;

         (e) net earnings and losses of any Person (other than a Subsidiary) with which the Borrower or a Subsidiary shall have consolidated or which shall have merged into or with the Borrower or a Subsidiary prior to the date of such consolidation or merger, except to the extent permitted to be included in Consolidated EBITDA pursuant to clause (z) of the definition of Consolidated EBITDA set forth above;

         (f) net earnings of any Person (other than a Subsidiary) in which the Borrower or any Subsidiary has an ownership interest unless such net earnings shall have actually been received by the Borrower or such Subsidiary in the form of cash distributions or readily marketable securities;

         (g) any portion of the net earnings of any Subsidiary which for any reason is unavailable for payment of dividends to the Borrower or any other Subsidiary.

         (h) earnings resulting from any reappraisal, revaluation or write-up of assets;

         (i) any deferred or other credit representing any excess of the equity in any Subsidiary at the date of acquisition thereof over the amount invested in such Subsidiary;

         (j) any gain arising from the acquisition of any securities of the Borrower or any Subsidiary;

         (k) any reversal of any contingency reserve, except to the extent that provision for such contingency reserve shall have been made from income arising during such fiscal period or during the period consisting of the four consecutive Fiscal Quarters immediately following the end of such fiscal period; and

         (l) any other extraordinary or non-recurring income or gain.

"Consolidated Net Worth" means, at any date, all amounts which would, in accordance with GAAP, be included on a consolidated balance sheet of the Borrower and its Subsidiaries under stockholders' equity at such date.

"Consolidated Total Debt" means, at any date, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

"Default" means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

"Disclosed Matters" means the actions, suits, proceedings, title defects and other matters disclosed in Schedule 3.06.

"Dollars" or "$" refers to lawful money of the United States of America.

"Environmental Laws" means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

"Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law,
(b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials,
(d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

"ERISA Affiliate" means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and
Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

"ERISA Event" means (a) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan;
(e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

"Eurodollar", when used in reference to the Loan, refers to whether the Loan is bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

"Event of Default" has the meaning assigned to such term in Article VII.

"Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

"Executive Officer" means the Chief Executive Officer, General Counsel or any Financial Officer of Borrower.

"Excluded Taxes" means, with respect to the Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder,
(a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located and (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located.

"Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Bank from three Federal funds brokers of recognized standing selected by it.

"Financial Officer" means the chief financial officer, senior vice president -- finance, principal accounting officer, treasurer or controller of the Borrower.

"Fiscal Quarter" or "Fiscal Year" means the fiscal quarter or fiscal year of Borrower.

"GAAP" means generally accepted accounting principles in the United States of America.

"Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

"Guarantee" of or by any Person (the "guarantor") means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

"Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

"Hedging Agreement" means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

"Indebtedness" of any Person means, without duplication, (a) all items of borrowed money (including, without limitation, Capital Lease Obligations and the deferred purchase price of property or services other than current accounts payable arising in the ordinary course of business), which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet as of the date at which Indebtedness is to be determined, (b) all Guarantees, letters of credit and endorsements (other than of notes, bills and checks presented to banks for collection or deposit in the ordinary course of business), in each case to support Indebtedness of other Persons, and (c) all items of borrowed money secured by any mortgage, pledge or Lien existing on property owned by such Person whether or not the borrowed money secured thereby shall have been assumed by such Person.

"Indemnified Taxes" means Taxes other than Excluded Taxes.

"Interest Period" means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is two weeks or one, two, three or six months thereafter, as the Borrower may elect.

"LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Bank from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the "LIBO Rate" with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Bank in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

"Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

"Loan" shall mean and refer to the Term Loan.

"Loan Documents" or "Credit Documents" shall mean this Agreement, the Term Note and any ISDA Master Agreement which is or may hereafter be entered into by the Borrower with respect to the Term Loan.

"Material Adverse Effect" means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and the Subsidiaries taken as a whole, (b) the ability of the Borrower to perform any of its obligations under this Agreement or (c) the rights of or benefits available to the Bank under this Agreement.

"Material Domestic Subsidiary" means any Subsidiary of the Borrower which is incorporated in any state or other jurisdiction of the United States of America and whose assets, as of the end of the most recent Fiscal Quarter, account for 5% or more of the total assets of the Borrower and its Subsidiaries, taken as a whole, determined in accordance with GAAP.

"Material Indebtedness" means Indebtedness (other than the Loans), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $5,000,000. For purposes of determining Material Indebtedness, the "principal amount" of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

"Moody's" means Moody's Investors Service, Inc.

"Multiemployer Plan" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

"Note" shall mean the Term Note.

"Notice" or "notice" shall mean wherever used in this Agreement, written notice delivered as specified in Section 6.4 of this Agreement.

"Other Taxes" means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

"PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

"Permitted Encumbrances" means:

         (a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;

         (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

         (c) pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations;

         (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

         (e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Section 7.01; and

         (f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

provided that the term "Permitted Encumbrances" shall not include any Lien securing Indebtedness.

"Permitted Investments" means:

         (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

         (b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody's;

         (c) investments in certificates of deposit, banker's acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000; and

         (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above.

"Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

"Plan" means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or
Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

"Prime Rate" means the rate of interest per annum announced from time to time by Alliance Bank, N.A. as its prime rate in effect at its principal office, regardless of whether such rate is the lowest rate actually charged by such Bank on commercial borrowings; each change in the Prime Rate shall be effective from and including the date such change is announced as being effective.

"Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

"Repricing Notice" shall mean the notice delivered by the Borrower to the Bank as provided in Section 2.1(c) of this Agreement in order to select either the Alternate Base Rate or the Adjusted LIBO Rate in each case plus the Applicable Margin and with respect to an Adjusted LIBO Rate Borrowing, an Interest Period.

"S&P" means Standard & Poor's.

"Statutory Reserve Rate" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Bank is subject, with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

"Subsidiary" means, with respect to any Person (the "parent") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity
(a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

"Subsidiary" means any subsidiary of the Borrower.

"Subordinated Debt" means all Indebtedness of Borrower or its Subsidiaries subordinated in right of payment to Indebtedness arising under this Agreement by written terms or agreement in form and substance satisfactory to the Bank.

"Tableware Business" means the business of (a) designing, manufacturing, licensing, importing, selling, marketing, distributing or otherwise dealing in tableware, kitchenware, and giftware, including but not limited to, dinnerware, flatware, hollowware, giftware, glassware, crystal, stemware, cutlery, cookware, table linens, kitchen, table or bar utensils and gadgets, and minor kitchen appliances and equipment, and (b) licensing Borrower's name for use on toys.

"Taxes" means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

"Term Loan" shall mean the Four Million Five Hundred Thousand Dollars ($4,500,000) Term Loan provided for in Section 2.01 of this Agreement and evidenced by the Term Note.

"Term Note" shall mean and refer to the amended and restated note in the form attached hereto as Schedule 2.01(c) executed and delivered by the Borrower to the Bank to evidence the Borrower's obligations to repay Term Loan.

"Transactions" means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of the Loan and the use of the proceeds thereof.

"Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.03. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Bank that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

                                   ARTICLE II
                                    THE LOAN

2.01     TERM LOAN.


         (a) Loan Amount and Purpose. The Term Loan amount shall be Four Million Five Hundred Thousand Dollars ($4,500,000) which amount is the unpaid principal balance of the Borrower's note dated July 28, 1999.

         (b) Term Loan Interest Rate. The Borrower shall repay the Term Loan with interest at either the Alternate Base Rate or the Adjusted LIBO Rate in either case plus the Applicable Margin. With respect to any Borrowing based on the Adjusted LIBO Rate, the Borrower agrees that the Borrower will submit to the Bank the Borrower's Repricing Notice not later than two (2) London Banking Days preceding the date on which an Interest Period ends and the interest rate is to be reset. In its Repricing Notice, the Borrower may elect up to three (3) different Interest Periods with respect to up to three (3) tranches of the Loan (each, a "Borrowing"), provided that no Borrowing may be less than One Million Dollars ($1,000,000). In the event Borrower timely elects more than one Borrowing, scheduled payments of principal received by the Bank shall be applied by the Bank to reduce the principal balance of each Borrowing on a per capita basis.

         (c) Term Loan Repayment. The Term Loan shall be repaid under a Term
Note in substantially the form attached hereto and made a part hereof as
Schedule 2.01(c) which note replaces and restates the Borrower's note dated July 28, 1999 in the original principal amount of Five Million Dollars ($5,000,000).

         (d) Prepayment.

             (i) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with (ii) of this subsection and the payment of the amounts provided in (ii) of this subsection.

             (ii) The Borrower shall notify the Bank by telephone (confirmed by telecopy) of any prepayment hereunder not later than 11:00 a.m. New York City time, three (3) Business Days before the prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of the Borrowing or portion thereof to be prepaid, and in the event of the payment of any principal of any Eurodollar Borrowing other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), then in any such event, the Borrower shall compensate the Bank for the loss, cost and expense attributable to such event, such loss, cost or expense to the Bank shall be deemed to include an amount determined by the Bank to be the excess if any (X) the amount of interest which would have accrued on the principal amount of such Borrowing had such event not occurred, at the Adjusted LIBO Rate but would have been applicable to such Borrowing to the period from the date of such event to the last day of the then current Interest Period thereof, or (Y) the amount of interest which would accrue on such principal amount for such period at the interest rate which the Bank were to bid, at the commencement of such period for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate by the Bank setting forth any amount or amounts that the Bank is entitled to receive pursuant to this subsection shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay to the Bank the amount shown as due on such certificate within ten (10) days after the receipt thereof.

         (e) Default Interest Rate. Notwithstanding anything to the contrary in this Agreement, if any principal of or interest on any Borrowing or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to in the case of overdue principal of any borrowing, two percent (2%) plus the rate otherwise applicable to such borrowing as provided in this Agreement.


                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Bank that:

SECTION 3.01. Organization; Powers. Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to own or lease its assets and carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability. The Transactions are within the Borrower's corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by the Borrower, and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority,
(c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

SECTION 3.04. Financial Condition; No Material Adverse Change.

         (a) The Borrower has heretofore furnished to the Bank its consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the Fiscal Year ended January 29, 2000, reported on by PriceWaterhouseCoopers LLP, independent public accountants. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.

         (b) Since January 29, 2000, there has been no material adverse change in the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and its Subsidiaries, taken as a whole, and no sale, transfer or other disposition of a material part of the assets or business of Borrower or any Subsidiary.

SECTION 3.05. Properties.

         (a) Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for Disclosed Matters and minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

         (b) Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06. Litigation and Environmental Matters.

         (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.

         (b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability, (iv) knows of any basis for any Environmental Liability, or (v) is subject to any decree, consent order or other administrative order arising under any Environmental Law. Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, no real estate currently or formerly owned or leased by the Borrower or any of its Subsidiaries contains, is subject to, affected by, or contaminated with, Hazardous Materials, except Hazardous Materials used, stored and transported in accordance with Environmental Laws.

         (c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.07. Compliance with Laws and Agreements. Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.08. Investment and Holding Company Status. Neither the Borrower nor any of its Subsidiaries is (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

SECTION 3.09. Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11. Disclosure. The Borrower has disclosed to the Bank all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. To the actual knowledge of the Executive Officers of the Borrower, neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Bank in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 3.12. Liens. None of the assets or properties of the Borrower or any of its Subsidiaries is subject to any Lien other than Permitted Encumbrances, and Liens existing as the date hereof and disclosed on Schedule 3.12.

SECTION 3.13. Subsidiaries. The Persons listed on Schedule 3.13 constitute all the Subsidiaries of the Borrower. Such Schedule identifies the state or country of organization of each such Subsidiary and the percentage ownership of such Subsidiary directly or indirectly owned by the Borrower, the number of authorized and outstanding shares of capital stock, and whether such Subsidiary constitutes a Material Domestic Subsidiary. Except as set forth on Schedule 3.13, there are no pre-emptive rights with respect to the capital stock of such Subsidiaries and no options, warrants or other rights to acquire the capital stock of any such Subsidiary, and no securities convertible into such capital stock.

SECTION 3.14. No Default. Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any Indebtedness or indenture, agreement or other instrument to which such Person is a party or by which it or any of its property is bound in any respect which could reasonably be expected to have a Material Adverse Effect.

                                   ARTICLE IV
                                   CONDITIONS

SECTION 4.01. Effective Date. This Agreement shall become effective as of the date of its execution and delivery by the Borrower and the Bank's receipt of the Term Note in the form attached hereto as Schedule 2.01(c) executed and delivered by the Borrower.

                                    ARTICLE V
                              AFFIRMATIVE COVENANTS

         Until the principal of and interest on the Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Bank that:

SECTION 5.01. Financial Statements; Other Information. The Borrower will furnish to the Bank:

         (a) Within ninety (90) days after the end of each Fiscal Year of the Borrower, its audited consolidated balance sheet and related statements of operations, stockholders' equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by PriceWaterhouseCoopers LLP or other independent public accountants of recognized national standing (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

         (b) Within forty-five (45) days after the end of each Fiscal Quarter of the Borrower (including the fourth Fiscal Quarter), its consolidated balance sheet and related statements of operations, stockholders' equity and cash flows as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

         (c) on or before the commencement of each Fiscal Year of the Borrower, a copy of the budget of the Borrower and its Subsidiaries for such Fiscal Year;

         (d) concurrently with any delivery of financial statements under clause
(a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.11 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

         (e) concurrently with any deliver of financial statements under clause
(a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

         (f) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials (i) filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange as the case may be, or (ii) delivered by the Borrower to its stockholders or to holders of its Indebtedness (or any trustee, agent, or other representative therefor);

         (g) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Bank may reasonably request.

SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Bank prompt written notice of the following promptly after the same becomes known to an Executive Officer:

         (a) the occurrence of any Default;

         (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

         (c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

         (d) receipt of any claim made by a Person, including any Governmental Authority, asserting that the Borrower or any Subsidiary is in violation of any Environmental Law, or the occurrence of any event which could give rise to an Environmental Liability, in each case if the effect thereof could reasonably be expected to result in a Material Adverse Effect; and

         (e) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.04. Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 5.06. Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Bank, upon reasonable prior notice and during normal business hours, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested, subject to the provisions of Section 8.21 hereof.

SECTION 5.07. Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including, without limitation, all Environmental Laws) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08. Use of Proceeds. The proceeds of the Loan have been used only for general corporate purposes of the Borrower and its subsidiaries in the ordinary course of business, including refinancing of existing debt and permitted acquisitions. No part of the proceeds of any Loan have been used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

                                   ARTICLE VI
                               NEGATIVE COVENANTS

         Until the principal of and interest on the Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Bank that:

SECTION 6.01. Indebtedness. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except Indebtedness of the following nature which is otherwise permitted under Section
6.11 hereof:

         (a) Indebtedness created hereunder;

         (b) Indebtedness existing on the date hereof and set forth in Schedule
6.01 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;

         (c) Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary;

         (d) Guarantees by the Borrower of Indebtedness permitted under this Agreement of any Subsidiary and by any Subsidiary of Indebtedness permitted under this Agreement of the Borrower or any other Subsidiary;

         (e) Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (ii) the amount of such Indebtedness does not exceed the cost of such acquisition, construction or improvement, and (iii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $25,000,000 at any time outstanding;

         (f) Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) the principal amount of such Indebtedness, when added to other Indebtedness of Borrower and its Subsidiaries, does not violate subparagraphs (e) or (i) of this Section;

         (g) unsecured Indebtedness of the Borrower; and

         (h) unsecured Indebtedness of the Borrower's Subsidiaries which does not exceed, in the aggregate, $25,000,000 outstanding at any time, exclusive of unsecured Indebtedness of Subsidiaries listed on Schedule 6.01.

SECTION 6.02. Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

         (a) Permitted Encumbrances;

         (b) any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 3.12; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

         (c) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary , as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

         (d) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (e) of Section 6.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and
(iv) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary; and

SECTION 6.03. Fundamental Changes.

         (a) The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions), or engage in a sale/leaseback transaction with respect to, any substantial part of its assets, any trade receivables (other than an assignment in connection with the collection thereof in the ordinary course of business), or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Subsidiary/Person may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Subsidiary/Person may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary, (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another Subsidiary,
(iv) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and the assets of such Subsidiary are distributed to Borrower in liquidation or dissolution, provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by
Section 6.04, and (v) Borrower and its Subsidiaries may sell, transfer, or otherwise dispose of (in one transaction or a series of transactions), or engage in a sale/leaseback transaction with respect to, assets if the consideration received is in cash or cash equivalents at least equal to the fair market value of such assets and the aggregate consideration received does not exceed $15,000,000 for all such sales, transfers, or dispositions.

         (b) The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than the Tableware Business.

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except Borrower and its Subsidiaries may engage in transactions of the following nature so long as no Default or Event of Default exists or would be created as a result thereof:

         (a) Permitted Investments;

         (b) investments by the Borrower existing on the date hereof in the capital stock of its Subsidiaries and in Schott Zwiesel Glaswerke, AG;

         (c) loans or advances made by the Borrower to any Subsidiary and made by any Subsidiary to the Borrower or any other Subsidiary;

         (d) Guarantees constituting Indebtedness permitted by Section 6.01;

         (e) repurchases or redemptions of the capital stock of Borrower permitted by applicable law;

         (f) purchases or acquisitions of (whether by merger, consolidation, purchase, share exchange or otherwise), or investments in, the assets or capital stock of another Person, provided that if, after giving effect to the proposed purchase, acquisition or investment the Borrower is not in violation of Section 6.11(b) of this Agreement as of the most recent reported fiscal quarter.

SECTION 6.05. Hedging Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Hedging Agreement, other than Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities; provided that the maximum aggregate amount (after giving effect to any netting agreements) that the Borrower and its Subsidiaries would be required to pay under all such Hedging Agreements if such Hedging Agreements were terminated at any time shall not exceed $5,000,000.

SECTION 6.06. Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm's-length basis from unrelated third parties, or (b) transactions between or among the Borrower and its wholly owned Subsidiaries not involving any other Affiliate.

SECTION 6.07. Restrictive Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.07 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), and (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder.

SECTION 6.08. Fiscal Year and Accounting Policies. The Borrower shall not make any change in its Fiscal Year or change its accounting policies or practices from those in effect on the Closing Date, except to the extent such change is required by GAAP.

SECTION 6.09. Subordinated Debt. The Borrower shall not, and will not permit any of its Subsidiaries to, modify the terms of any Subordinated Debt or to pay any principal of, interest on, or other amount in respect of, Subordinated Debt other than scheduled payments of principal and interest on Subordinated Debt if and to the extent permitted under the terms of a written subordination agreement executed and delivered by the subordinated creditor containing terms acceptable to the Bank.

SECTION 6.10. Negative Pledges. The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any agreement which prohibits or limits the ability of Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except operating leases, purchase money Liens or Capital Lease Obligations permitted by this Agreement containing such a prohibition or limitation solely as to the assets financed thereby.

SECTION 6.11. Financial Covenants. The Borrower shall not:

         (a) for a period of four consecutive Fiscal Quarters ending with its most recent Fiscal Quarter, permit the Consolidated Interest Coverage Ratio of the Borrower and its Subsidiaries to be less than 3.0 to 1.0;

         (b) permit the Consolidated Leverage Ratio of the Borrower and its Subsidiaries to be greater than (i) 3.0 to 1.0 as of the last day of the Fiscal Quarter ending April 29, 2000 (provided that solely for the purpose of determining compliance herewith under Section 6.04(f), the Consolidated Leverage Ratio for the Fiscal Quarter ending April 29, 2000 shall not exceed 3.25 to 1.0), (ii) 3.25 to 1.0 as of the last day of the Fiscal Quarters ending July 29, 2000 and October 28, 2000, and (iii) 3.0 to 1.0 as of the last day of each succeeding Fiscal Quarter; and

         (c) as of the last day of any Fiscal Quarter, permit Consolidated Net Worth of the Borrower and its consolidated Subsidiaries to be less than the sum of (i) $125,000,000, plus (ii) 50% of the Consolidated Net Income of Borrower and its Consolidated Subsidiaries (which for the purposes of this covenant shall not be reduced by losses) for the Fiscal Year ending January 27, 2001 and for each Fiscal Year thereafter.

SECTION 6.12. Letters of Credit. The Borrower will not, and will not permit any Subsidiary to, become an account party in respect of, or otherwise incur obligations under, any letters of credit except obligations in respect of (i) trade letters of credit in an amount not to exceed $20,000,000 in the aggregate and (ii) standby letters of credit in an amount not to exceed $20,000,000 in the aggregate.

                                   ARTICLE VII
                                EVENTS OF DEFAULT

SECTION 7.01. Events of Default. If any of the following events ("Events of Default") shall occur:

         (a) the Borrower shall fail to pay any principal of the Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

         (b) the Borrower shall fail to pay any interest on the Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

         (c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made;

         (d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the Borrower's existence) or 5.08 or in Article VI;

         (e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Section), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Bank to the Borrower (which notice will be given at the request of any Lender);

         (f) the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, within three Business Days of the date the same shall become due and payable;

         (g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;

         (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

         (i) the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

         (j) the Borrower or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

         (k) one or more judgments for the payment of money in an aggregate amount in excess of $1,500,000 shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;

         (l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

         (m) a Change in Control shall occur; or

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Section), and at any time thereafter during the continuance of such event, the Bank may, by notice to the Borrower, take either or both of the following actions, at the same or different times:
(i) declare the Loan to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loan, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

                                  ARTICLE VIII
                                  MISCELLANEOUS

8.01. Survival of Provisions. All agreements, covenants, provisions, representations, warranties and undertakings made herein shall survive the execution and delivery of this Agreement, the execution and delivery of all other Credit Documents and the making of the Loan.

8.02. Failure or Indulgence Not a Waiver. No failure or delay on the part of the Bank or any holder of the any Note in the exercise of any power, right, remedy or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right, remedy or privilege preclude other or further exercise thereof, or of any other right, power, remedy or privilege. All rights, powers, remedies and privileges existing under this Agreement and the other Credit Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available to the Bank, all of which rights and remedies may be exercised by the Bank, singly or in combination and in such order or sequence as the Bank, in its sole discretion, may elect.

8.03. Waiver/Modification. Neither this Agreement nor any Credit Document nor any provision in any of them may be amended, waived or modified in any manner, absent the execution and delivery of a writing by the Bank intended for such purpose.

8.04. Notices. Except as otherwise expressly provided herein or in any other Credit Document, any notice required or permitted to be given, shall be deemed to have been duly given if personally delivered, delivered by an overnight courier service or mailed by certified mail return receipt requested, postage and registry fees prepaid in the event of mailing, and in all events addressed to the party to receive such notice at the address for such party set forth at the beginning of this Agreement. By notice, any party may change the address to which further notices shall be sent. All notices shall be deemed given when mailed or delivered in the manner provided in this Section, except that a notice changing the address to which future notices shall be sent shall be effective only on actual receipt (or refusal of delivery) by the party to whom such notice is addressed.

8.05. Severability. In the event any provision of this Agreement or any other Credit Document shall be finally held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such provision shall be severed from the remainder of this Agreement or such other Credit Document, as the case may be, and the validity, legality and enforceability of the remaining provisions of this Agreement and the other Credit Documents shall in no way be affected or impaired thereby.

8.06. Applicable Law. This Agreement, the other Credit Documents and the rights and obligations of the parties hereto and thereto, shall in all respects be governed by and enforced under and in accordance with the laws of the State of New York, exclusive of New York's Conflicts of Law rules and public policies.

8.07. Assignability. This Agreement shall be binding upon the parties hereto and their respective successors and assigns, and shall inure to the benefit of the Bank and its successors and assigns. Borrower may not assign, in whole or in part, any of its rights under this Agreement.

8.08. Section and Subsection Headings. The various headings used in this Agreement and the division of the Agreement into sections and subsections are for convenience of reference only, do not form a part of this Agreement and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

8.09. Further Assurances. At any time or from time to time upon the request of the Bank, Borrower shall execute and deliver such further documents and do such other acts and things as the Bank may reasonably request in order to effect fully the purposes of the Credit Documents and to provide for the payment of the Loan and interest thereon. Further, upon receipt of an affidavit of an officer of the Bank as to the loss, theft, destruction or mutilation of the Note or any other Credit Document which is not of public record, and in the case of any such loss, theft, destruction or mutilation, upon surrender and cancellation of the Note or other Credit Document, Borrower, will issue in lieu thereof, a replacement Note or other Credit Document in the same principal amount thereof in the case of the Note and otherwise of like tenor.

8.10. Entire Agreement. This Agreement (including any Schedules) and the other Credit Documents and any other instruments executed by Borrower in connection with this Agreement, taken together constitute the entire agreement between the parties and supersede all prior or contemporaneous negotiations, agreements and understandings, all of which are merged into this Agreement and the other Credit Documents.

8.11. Payments on Business Days. Whenever any payment to be made under this Agreement or under a Note is due on a day other than a day on which the Bank is open for business, the payment shall be made on the immediately following Business Day.

8.12. No Usury. All agreements between the Borrower and the Bank are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the Loan or otherwise, shall the amount paid or agreed to be paid to the Bank for the use or forebearance of the Loan indebtedness exceed the maximum permissible under applicable law. As used herein, the term "applicable law" shall mean the law in effect as of the date of this Agreement provided, however, that in the event that there is a change in the law which results in a higher permissible rate of interest, then this Agreement and the other Credit Documents and the Loan shall be governed by such new law as of its effective date. In this regard it is expressly agreed that it is the intent of the Borrower and the Bank in the execution, delivery and acceptance of this Agreement, the Notes and the other Credit Documents to contract in strict accordance with the laws of the State of New York from time to time in effect. If, under or from any circumstance whatsoever, fulfillment of any provision of this Agreement or of any of the other Credit Documents at the time performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall be automatically reduced to the limits of such validity, and if, under or from any circumstance whatsoever the Bank should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance of the Loan and not to the payment of interest. This provision shall control every other provision of all agreements between the Borrower and the Bank.

8.13. Bank Entitled to Rely. The Bank shall be entitled to rely on all information, financial or otherwise, delivered to the Bank by Borrower or by any Person authorized by Borrower to deliver same, irrespective of any investigation or inquiry that the Bank has or could have made, or which the Bank may in the future makes or could make.

8.14. Certain Rules of Construction. Wherever possible, the terms and provisions of which Agreement, the Note and each other Credit Document, shall be read and construed as being consistent. However, if notwithstanding the foregoing directive, any provision in this Agreement conflicts with a provision in the Note or in any other Credit Document, then the provision affording to the Bank the greatest right, entitlement, discretion or remedy shall govern and the conflicting provision shall for all purposes be disregarded.

8.15. Expenses. Borrower agrees to pay all expenses of the Bank (including the reasonable fees and expenses of its counsel) in connection with the preparation of this Agreement and all of the other Credit Documents, the completion of the transactions contemplated hereby or thereby and incidental to the enforcement of any provision of this Agreement or of any of the other Credit Documents. Borrower further agrees that in the event the Bank refers to an attorney for collection of any amounts due under this Agreement, under the Note or under any other Credit

Document, or the enforcement of the Bank's rights under any Credit Document, Borrower shall pay to the Bank the reasonable attorneys fees and expenses thereby incurred by the Bank.

8.16. Jury Waiver. Borrower and Bank mutually hereby knowingly, voluntarily, and intentionally waive the right to a trial by jury in respect of any claim based herein, arising out of, under or in connection with this Agreement or any of the other Credit Documents contemplated to be executed in connection herewith or any course of conduct, course of dealings, statements (whether verbal or written) or actions of any party. This waiver constitutes a material inducement for the Bank to enter into this Agreement and to make the Loan.

8.17. Certain Bank Rights.

         (a) With the prior consent of the Borrower, which consent will not be unreasonably denied or delayed, the Bank shall have the right at any time and from time to time, to grant to one or more banks or other financial institutions (each, a "Participant") participating interests in the Bank's obligations to lend hereunder and/or in the Loan. In the event of any such grant by the Bank of a participating interest to a Participant, the Bank shall remain liable for the performance of the Bank's obligations under the Credit Documents and Borrower shall continue to deal solely and directly with the Bank in connection with the Bank's rights and obligations. The Bank may furnish any information concerning Borrower or its Subsidiaries in its possession from time to time to prospective assignees and Participants, provided that each assignee or participant (or prospective assignee or participant) agrees in accordance with Section 8.21 below to maintain the confidentiality of non-public confidential information received from the Bank except for disclosures to officers, employees, auditors and counsel and disclosures required by law or pursuant to judicial process.

         (b) The Bank may at any time pledge all or any portion of its rights under the Credit Documents including any portion of the Note, to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or enforcement thereof shall release the Bank from its obligations under any of the Credit Documents.

8.18. Payments/Interest Calculation. All payments to the Bank under the Note shall be in lawful money of the United States in immediately available funds. All computations of interest on account of the Loan shall be made on the basis of a three hundred sixty (360) day year and the actual number of days elapsed.

8.19. Offset Rights. Borrower grants to the Bank a lien, security interest and right of setoff as security for all of its liabilities and obligations to the Bank whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in possession, custody, safe keeping or control of the Bank or any entity under the control of Alliance Bank, N.A., or in transit to any of them. At any time without demand or notice, the Bank may setoff the same or any part thereof and apply the same to any liability or obligation of Borrower regardless of the adequacy of any other collateral securing the Loan. Any and all rights to require the Bank to exercise its rights or remedies with respect to any other collateral which secures the Loan, prior to its exercising its right of setoff with respect to such deposits, credits or other property of Borrower are hereby knowingly and voluntarily and irrevocably waived.

8.20. No Broker. Borrower represent and warrant to the Bank that no broker has been instrumental in arranging for the Loan, and Borrower agree to defend, indemnify and hold the Bank harmless from and against any claim by any broker or any finder for any fee or commission or similar payment on account of or with respect to the Loan.

8.21. Confidentiality. The Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisers who need to know such Information (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (d) to any other party to this Agreement,
(e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or

Participant in, any of its rights or obligations under this Agreement, (g) with the prior written consent of the Borrower or (h) to the extent such Information
(i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to Bank on a non-confidential basis from a source not known by the Bank to be under an obligation of confidentiality with respect thereto. For the purposes of this Section, "Information" means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Bank on a non-confidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.


                                     ALLIANCE BANK, N.A.

                                     By: /s/ JAMES GETMAN
                                        --------------------------------------
                                        James Getman, Executive Vice President

                                     ONEIDA LTD.

                                     By: /s/ SHELLEY J. HYDE
                                         -------------------------------------
                                         Shelley Hyde, Treasurer

                                            SCHEDULE LIST
                                            -------------
Schedule 3.06                       -       Disclosed Matters
Schedule 2.01(c)                    -       Term Note Form
Schedule 3.12                       -       Liens
Schedule 3.13                       -       Subsidiary List/Preemptive Rights
Schedule 6.01                       -       Existing Debt
Schedule 6.07                       -       Restrictive Agreements

                                SCHEDULE 2.01(c)

                                    TERM NOTE

$4,500,000                                           Dated as of August 1, 2000
                                                          At Syracuse, New York

         FOR VALUE RECEIVED, the undersigned, ONEIDA LTD., a New York business corporation with an address at 163 Kenwood Avenue, Oneida, New York 13421 (the "Borrower") unconditionally promises to pay to the order of ALLIANCE BANK, N.A., a national banking association with an address at 160 Main Street, Oneida, New York 13421 (the "Bank"), the principal sum of Four Million Five Hundred Thousand Dollars ($4,500,000) together with interest at a rate equal to the "Adjusted LIBO Rate" plus the "Applicable Margin" (defined below) as follows:

     Commencing on the 1st day of September, 2000 and continuing on the first day of each of the then next succeeding eighty-three (83) equal monthly principal payments each in the amount of Forty One Thousand Six Hundred Sixty-Six and 67/100 Dollars ($41,666.67) plus interest at the Applicable Rate and a final eighty four (84th) monthly principal payment in the amount of One Million Forty-One Thousand Six Hundred Sixty-Six and 35/100 Dollars ($1,041,666.35) plus accrued and unpaid interest at the Adjusted LIBO Rate plus the Applicable Margin.

         This Note restates and replaces the Borrower's Term Note dated as of July 28, 1999 and is the Term Note referred to in the Amended and Restated Loan Agreement dated as of August 1, 2000 between the Bank and the Borrower (the "Loan Agreement"). The Bank is entitled to all of the privileges and benefits of the Loan Agreement, the terms and conditions of which are incorporated herein and made a part hereof. Terms denoted with a capitalized first letter and not otherwise defined in this Note, shall have the meanings ascribed to such terms in the Loan Agreement.

         Wherever used in this Note:

         "Adjusted LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

         "Applicable Margin" means for any day the Applicable Margin (expressed in terms of basis points (bps)) as determined according to the applicable level ("Level") as indicated by the following grid, with such Level to be determined on the basis of the Consolidated Leverage Ratio of Borrower and its consolidated Subsidiaries as of the last day of each Fiscal Quarter of the Borrower as reflected on the financial statements for such Fiscal Quarter delivered by the Borrower pursuant to Section 5.01(b) of the Loan Agreement:

----------------------------------- ------------- ------------ ------------ ------------
                                    Level 1       Level 2      Level 3      Level 4
----------------------------------- ------------- ------------ ------------ ------------
Consolidated Leverage Ratio         <=2.0         <=2.5        <=3.0         > 3.0
----------------------------------- ------------- ------------ ------------ ------------
Eurodollar Margin (bps)             110.0         130.0        150.0         170.0
----------------------------------- ------------- ------------ ------------ ------------

provided that (i) during the period from the Closing Date through and including the date on which Borrower delivers the financial statements under Section 5.01(b) of the Loan Agreement for the Fiscal Quarter ending July 29, 2000, the Applicable Margin shall be based on Level 2, and (ii) if the Borrower shall have failed to deliver the financial statements required by Section 5.01(b) of the Loan Agreement when due (without giving effect to any grace period or notice requirement) or there shall have occurred an Event of Default which has not been waived by the Bank, the

Applicable Margin shall immediately be adjusted to Level 4 until such time delivery of such financial statements shall have been made or the Event of Default shall have been cured or waived, as the case may be. Each change in the Applicable Margin shall be effective on the first Business Day following delivery of the most recent financial statements pursuant to Section 5.01(b) of the Loan Agreement subject to the proviso set forth in the preceding sentence.

         "Eurodollar", when used in reference to the Loan, refers to whether the Loan is bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

         "Interest Period" means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is two weeks or one, two, three or six months thereafter, as the Borrower may elect in a Repricing Notice in the form attached hereto as Schedule "A".

         "LIBO Rate" means, with respect to any Eurodollar Borrowing, for any Interest Period, the rate appearing on Page 3750 of the Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Bank from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the "LIBO Rate", with respect to any Eurodollar Borrowing, for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Bank in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

         "Statutory Reserve Rate" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Bank is subject, with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

         The Borrower shall notify the Bank by telephone (confirmed by telecopy) of any prepayment hereunder not later than 11:00 a.m. New York City time, three
(3) Business Days before the prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of the Borrowing or portion thereof to be prepaid, and in the event of the payment of any principal of any Eurodollar Borrowing other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), then in any such event, the Borrower shall compensate the Bank for the loss, cost and expense attributable to such event, such loss, cost or expense to the Bank shall be deemed to include an amount determined by the Bank to be the excess if any
(X) the amount of interest which would have accrued on the principal amount of such Borrowing had such event not occurred, at the Adjusted LIBO Rate but would have been applicable to such Borrowing to the period from the date of such event to the last day of the then current Interest Period thereof, or (Y) the amount of interest which would accrue on such principal amount for such period at the interest rate which the Bank were to bid, at the commencement of such period for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate by the Bank setting forth any amount or amounts that the Bank is entitled to receive pursuant to this subsection shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay to the Bank the amount shown as due on such certificate within ten (10) days after the receipt thereof.

         All computations of interest under this Note shall be made on the basis of a three hundred sixty (360) day year and the actual number of days elapsed.

         Payments of both principal and interest are to be made when due in immediately available funds at the offices of Bank set forth above, or at such other place as the holder of this Note shall designate to Borrower in writing, in lawful money of the United States of America.

         If this Note or any payment hereunder becomes due on a day which is not a Business Day (as defined below), the due date of this Note or payment shall be extended to the next succeeding Business Day, and such extension of time shall be included in computing interest and fees in connection with such payment. As used herein, "Business Day" shall mean any day other than a Saturday, Sunday or day which shall be in the State of New York a legal holiday or day on which banking institutions are required or authorized to close.

         All agreements between Borrower and Bank are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to Bank for the use or the forbearance of the indebtedness evidenced hereby exceed the maximum permissible under applicable law. As used herein, the term "applicable law" shall mean the law in effect as of the date hereof provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Note shall be governed by such new law as of its effective date. In this regard, it is expressly agreed that it is the intent of Borrower and Bank in the execution, delivery and acceptance of this Note to contract in strict compliance with the laws of the State of New York, from time to time in effect. If under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the Loan Documents at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from circumstances whatsoever Bank should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest. This provision shall control every other provision of all agreements between Borrower and Bank.

         Upon the occurrence of an Event of Default as defined in the Loan Agreement, the then unpaid balance of this Note, together with all accrued and unpaid interest, shall be and become due and payable in accordance with the provisions of the Loan Agreement.

         Further and not in lieu of any other remedy, (a) in the event any payment due hereunder is not made within ten (10) days of the date when due, Borrower shall pay to Bank a late charge equal to one-half of one percent (1/2%) of the amount of such payment, and (b) upon the occurrence of an Event of Default under the Loan Agreement, the amount due under this Note shall thereafter bear interest at a rate equal to the Prime Rate of Interest plus one percent (1%), and Borrower agrees to pay interest at such rate until all amounts due under this Note are paid in full.

         Borrower expressly waives any presentment, demand, protest or, except for notices required to be given by the Bank under the Loan Agreement, any notice in connection with this Note.

         Borrower grants to Bank, a lien, security interest and right of setoff as security for all liabilities and obligations to Bank, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Alliance Bank, N.A., or in transit to any of them. At any time, without demand or notice, Bank may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Loan. Any and all rights to require Bank to exercise its rights or remedies with respect to any other collateral which secures the Loan, prior to exercising its right of setoff with respect to such deposits, credits or other property of the Borrower, are hereby knowingly, voluntarily and irrevocably waived.

         Borrower promises and agrees to pay the costs of collection and any reasonable attorneys' fees incurred by the Bank upon the occurrence of an Event of Default under the Loan Agreement.

         This Note, together with the provisions of the Loan Agreement and the other Loan Documents constitutes the complete understanding between the parties and taken together, supersede all prior or contemporaneous understandings, agreements and negotiations, all of which are merged into this Note, the Loan Agreement and such other Loan Documents.

         This Note shall be governed by and construed and enforced in accordance with the laws of the State of New York, exclusive of New York's conflicts of laws rules and public policies.

         The Borrower unconditionally consents to the jurisdiction of the courts of the State of New York or of federal courts located within the State of New York and agree that any action to construe, enforce or effect collection of amounts due under, this Note, may be commenced in a state or federal court located within the State of New York.

         The Bank may at any time pledge all or any portion of its rights under this Note or under any other Loan Document, to any of the twelve (12) federal reserve banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C.
Section 341. No such pledge or enforcement thereof shall release the Bank from its obligations under the Loan Documents.

         With the Borrower's prior consent, which consent will not be unreasonably denied or delayed, the Bank shall have the right at any time and from time to time to grant to one or more banks or other financial institutions (each, a "Participant") participating interests in the Loan evidenced by this Note. In the event of any such grant by the Bank of a participating interest to a Participant, the Bank shall remain responsible for the performance of its obligations hereunder and the Borrower shall continue to deal solely and directly with the Bank in connection with the Bank's rights and obligations hereunder. The Bank may furnish any information concerning the Borrower or its Subsidiaries in its possession from time to time to prospective participants, each assignee or participant (or prospective assignee or participant) agrees in accordance with Section 8.21 of the Loan Agreement to maintain the confidentiality of non-public confidential information received from the Bank except for disclosures to officers, employees, auditors and counsel and disclosures required by law or pursuant to judicial process.

         Upon receipt of an affidavit of an officer of the Bank as to the loss, theft, destruction or mutilation of this Note or any other Loan Document which is not of public record, and, in the face of any such loss, theft, destruction or mutilation, upon cancellation of this Note or such other Loan Document, Borrower will issue, in lieu thereof, a replacement note or other Loan Document in the same principal amount thereof and otherwise of like tenor.

         Borrower and Bank hereby knowingly, voluntarily and intentionally waive the right to a trial by jury in respect of any claim based hereon, arising out of, under or in connection with this Note or any other Loan Document contemplated to be executed in connection herewith or any course of conduct, course of dealings, statements (whether verbal or written) or actions by any party. This waiver constitutes a material inducement for the Bank to accept this Note and to make the Loan evidenced hereby.

                                   ONEIDA LTD.


                                   By:
                                      ----------------------------------
                                      Shelley Hyde, Treasurer

                                   SCHEDULE A

                                REPRICING NOTICE


TO:      ALLIANCE BANK, N.A.
         (Commercial Loan Department)


         Reference herein to the Term Note shall mean the Oneida Ltd. ("Borrower") Term Note dated August 1, 2000 in the original principal amount of Four Million Five Hundred Thousand Dollars ($4,500,000) executed and delivered to the Bank.

         Borrower wishes to continue its borrowing under the Term Note:

                  For ____ month(s) [insert one month, three months or six months] at the rate quoted to the Borrower of ________% per annum for the terms of the Term Note

         Kindly confirm by fax to Borrower's fax number (315) __________.


DATED:                                                ONEIDA LTD.
       ------------

                                           By:
                                              ------------------------------
                                           Name:
                                                ---------------------------
                                           Title:
                                                 -----------------------------